EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
1. ClassroomDirect.com, LLC	Delaware

2. Childcraft Education Corp.	New York

3. Bird-in-Hand Woodworks, Inc.	New Jersey

4. Frey Scientific, Inc.	Delaware

5. Sportime, LLC	Delaware

6. Sax Arts & Crafts, Inc.	Delaware

7. Premier Agendas, Inc.	Washington

8. Premier School Agendas, Ltd.	Canada

9. Amalgamated Widgets, Inc.	Wisconsin

10. Select Agendas, Corp.	Canada

11. Califone International, Inc.	Delaware

12. Delta Education, LLC	Delaware